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                        For:                DECKERS OUTDOOR CORPORATION

                        Company Contact:    Scott Ash
                                            Chief Financial Officer
                                            (805) 967-7611

                        Investor Relations: Integrated Corporate Relations, Inc.
                                            Chad A. Jacobs/Brendon E. Frey
                                            (203) 222-9013




        DECKERS OUTDOOR CORPORATION ANNOUNCES DECISION IN MONTANA LAWSUIT


GOLETA, Calif. (October 4, 2002) -- Deckers Outdoor Corporation (NASDAQ: DECK) today announced that a federal judge ruled that the Company must pay a $4.29 million award for a lawsuit filed against the Company in Montana in 1995.

In 1995, Molly Strong-Butts and her company, Yeti by Molly, Ltd. (collectively "Molly") brought an action against Deckers in the United States District Court, District of Montana (Missoula Division), which alleged, among other things, that the Company violated a non-disclosure agreement and obtained purported trade secrets regarding a line of footwear which Deckers stopped producing in 1994. A jury verdict was obtained against the Company in March 1999 aggregating $1,785,000, plus accrued interest, for the two plaintiffs. In August 2001, the United States Court of Appeals for the Ninth Circuit affirmed the previous judgment and Deckers paid this amount to the plaintiffs in 2001. At the same time, the Court of Appeals remanded to the district court for further proceedings regarding exemplary damages and reimbursement of plaintiff's attorney fees.

On September 30, 2002 a federal judge ruled that Deckers must pay an additional $4.29 million to Molly, including $2.45 million of exemplary damages and $1.84 million to cover the plaintiff's attorney fees. As of June 30, 2002, the Company had an accrual of approximately $800,000 for potential loss on this case in accordance with SFAS 5. Based on this decision, the Company plans to record the additional $3.5 million loss in its quarterly financial statements for the three month period ended September 30, 2002.

Douglas Otto, Chairman & CEO commented, "We are clearly disappointed with the Judge's ruling on the award and the amount of damages. We are currently reviewing the ruling and are developing our future course of action."

Deckers Outdoor Corporation builds niche products into global lifestyle brands by designing and marketing innovative, functional and fashion-oriented footwear, developed for both high performance outdoor activities and everyday casual lifestyle use. The Company's products are offered under the Teva, Simple and Ugg brand names.